Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

N E W S  R E L E A S E

AT THE COMPANY:
Kenneth Boerger	Greg Geswein
VP/Treasurer	VP/Chief Financial Officer
(419) 325-2279	(419) 325-2451

FOR IMMEDIATE RELEASE
WEDNESDAY, OCTOBER 28, 2009
LIBBEY INC. ANNOUNCES DEBT EXCHANGE
COMPANY EXCHANGES $160.9 MILLION OF PIK NOTES FOR
COMBINATION OF DEBT AND EQUITY
TOLEDO, OHIO, OCTOBER 28, 2009—Libbey Inc. (OTC Bulletin Board: LYBI) announced today that it has entered into a transaction with Merrill Lynch PCG, Inc. (the “Investor”) to exchange the existing 16 percent Senior Subordinated Secured Payment-in-Kind Notes (Old PIK Notes) due in December 2011 of the Company’s subsidiary, Libbey Glass Inc. (“Libbey Glass”), for a combination of debt and equity securities (Exchange Transaction). Pursuant to the Exchange Transaction, Old PIK Notes having an outstanding principal balance of approximately $160.9 million have been exchanged for new Senior Subordinated Secured Notes due in 2021 (the New Notes) having a principal amount of approximately $80.4 million, together with common stock and warrants in the Company.
New Notes
Pursuant to the Exchange Transaction, Libbey Glass has issued a New Note payable to the Investor in the principal amount of approximately $80.4 million. Interest under the New Note accrues at zero percent until the date (FRN Redemption Date) that is the first to occur of (a) December 10, 2010 or (b) the date on which the Floating Rate Senior Secured Notes due 2011 (FRNs) of Libbey Glass are redeemed or paid in full. If the New Notes have not been repaid in full on or before the FRN Redemption Date, interest under the New Notes will accrue at the rate of 16 percent per annum and be payable semi-annually in cash or in additional New Notes, at the option of Libbey Glass.
The New Notes mature on the earlier to occur of (a) June 1, 2021 or (b) the date that is 180 days after the maturity date of any part of any debt that refinances the FRNs. In no event, however, will the New Notes mature prior to September 1, 2011.
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The New Notes are subordinated to the FRNs and secured by a third-priority lien on collateral in the same manner as the Old PIK Notes and contain covenants that are substantially similar to the Old PIK Notes.
New Equity
The Company has also issued to the Investor 933,145 shares of Libbey Inc. common stock. In addition, the Company has issued to the Investor warrants (Series I Warrants) conveying the right to purchase, for $0.01 per share, an additional 3,466,856 shares of the Company’s common stock. Collectively this represents approximately 22.5 percent of the Company’s common stock outstanding following the Exchange Transaction.
The Company will issue additional warrants to the Investor if:
•	The New Notes remain outstanding on the FRN Redemption Date, in which case the Company will issue to the Investor warrants (Series II Warrants) conveying the right to purchase, for $0.01 per share, an additional 10 percent of the Company’s common stock then outstanding (on a fully diluted basis, subject to certain exceptions).

•	The New Notes remain outstanding on the 180th day, 210th day and/or 240th day after the date of issuance of the Series II Warrant (Series II Date), in which case the Company will issue to the Investor on the 180th, 210th and/or 240th day after the Series II Date, as applicable, additional warrants (Series III Warrants) conveying the right to purchase, for $0.01 per share, an additional 3.33% of the Company’s common stock outstanding (on a fully diluted basis, subject to certain exceptions) on the Series II Date.
The percentage of the Company’s outstanding common stock that is represented by Series II and Series III Warrants issuable to the Investor will be reduced on a pro rata basis to the extent the principal balance of the New Notes has been reduced as of the date of issuance of the warrants. All warrants issued to the Investor will expire ten years from the date of issuance. Issuance to the Investor of the Series II Warrants and Series III Warrants will be deferred if and to the extent that issuance of the Series II Warrants or Series III Warrants would cause the Investor’s beneficial ownership of the Company’s common stock to exceed 29.5 percent of the Company’s then outstanding common stock (Cap). The Investor would be required to sell down its common stock in order to receive the remaining portion of the warrants. The Investor is prohibited from attaining beneficial ownership of the Company’s common stock in excess of the Cap. These provisions are designed so that in no event will the Investor’s ownership of common stock or warrants trigger a change of control under Libbey’s existing debt and management change in control agreements.
John F. Meier, chairman and chief executive officer said, “The key benefits of the Exchange Transaction include the elimination of the $12.9 million cash interest payment scheduled for December 1, 2009, under the Old PIK Notes, together with the benefit of up to 13 months with interest at zero percent under the New Notes, followed by the
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ability to pay PIK interest following that date. The Company is expected to save $39 million in cash interest between now and December 2010 as a result. Further, the Exchange Transaction reduces the Company’s total funded debt from approximately $530 million at September 30, 2009, to approximately $450 million. In addition, it extends the maturity of a portion of the Company’s debt until up to 2021.”
Meier continued, “In addition to the favorable impact on cash requirements resulting from the Exchange Transaction, our interest rate swaps are scheduled to expire December 1, at which time the effective interest rate on the full $306 million of FRNs will be reduced to LIBOR plus 700 basis points. As a result of these factors and the fact that our current Asset Based Loan balance is zero, our debt structure is on much more solid footing and our liquidity is expected to continue to improve. We see this as a key first step in our efforts to improve our total capital structure as markets continue to improve into 2010.”
The Company was advised by Barclays Capital and Latham & Watkins on this transaction.
Webcast Information
Libbey will hold a conference call for investors on Thursday, October 29, 2009, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. In addition, accompanying slides related to our debt exchange will be available on our Investor Relations page at http://phx.corporate-ir.net/phoenix.zhtml?c=64169&p=irol-irhome, as well as within the webcast player. These slides will be reviewed during the course of our conference call. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 30 days after the conclusion of the call.
This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 16, 2009. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused
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by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is expanding its international presence with facilities in China, Mexico, the Netherlands and Portugal;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.
Based in Toledo, Ohio, since 1888, Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2008, Libbey Inc.’s net sales totaled $810.2 million.